Exhibit 3.5

A465676

/s/ [ILLEGIBLE]
1345069	FILED
In the office of the Secretary of State
CERTIFICATE OF AMENDMENT	of the State of California

OF	SEP - 1 1995

ARTICLES OF INCORPORATION	/s/ Bill Jones
BILL JONES, Secretary of State
of

THE L. L. KNICKERBOCKER CO., INC,

Louis L. Knickerbocker and Gerald A. Margolis certify that:

1.                                       They are the President and the Secretary, respectively, of The L. L. Knickerbocker Co., Inc., a California corporation.

2.                                       Amendments to the Articles of Incorporation have been duly approved by the Board of Directors of said Corporation. The amendments so approved by the Board of Directors are as follows:

a.                                       Article IV is amended to read as follows:

“This Corporation is authorized to issue only one class of stock, Common Stock, no par value per share; and the total number of such shares which this Corporation is authorized to issue is Sixteen Million Six Hundred Eighty-Three Thousand Two Hundred Eighty-Five (16,683,285). Upon filing of this Certificate of Amendment, each outstanding share is split into five shares.”

3.                                       These Amendments are made by the Board of Directors pursuant to Section 902(c) of the California Corporations Code. The wording of said amendments as approved by written consent of the Board of Directors is the same as that set forth above.

4.                                       Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge.

Executed at Rancho Santa Margarita, CA on August 28, 1995.

/s/ Louis L. Knickerbocker
LOUIS L. KNICKERBOCKER, President

/s/ Gerald A. Margolis
GERALD A. MARGOLIS, Secretary